Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213759 of Spire Missouri Inc. (formerly Laclede Gas Company) on Form S-3 of our report dated November 15, 2017, relating to the financial statements of Spire Missouri Inc., appearing in this Annual Report on Form 10-K of Spire Missouri Inc. for the year ended September 30, 2017.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
November 15, 2017